SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]

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Check the appropriate box:

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[X]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

AMERICA WEST HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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9.	Date Filed:

[America West Holdings Letterhead]

April 12, 2000

To Our Stockholders:

          On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of America West Holdings Corporation to be held at The Regency at 540 Park Avenue, New York, New York 10021, on Thursday May 25, 2000 at 8:30 a.m. (Eastern Daylight Time). A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

          We hope that you will be able to attend the meeting. If you are unable to attend the meeting in person, it is very important that your shares be represented and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your votes personally at the meeting.

          If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.

Sincerely,
/s/ William A. Franke
William A. Franke
Chairman of the Board, President
and Chief Executive Officer

AMERICA WEST HOLDINGS CORPORATION

111 West Rio Salado Parkway

Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2000

TO THE STOCKHOLDERS OF AMERICA WEST HOLDINGS CORPORATION:

          The Annual Meeting of Stockholders of America West Holdings Corporation, a Delaware corporation, will be held at The Regency at 540 Park Avenue, New York, New York 10021 on Thursday, May 25, 2000 at 8:30 a.m. (Eastern Daylight Time) to elect four directors to hold office until the annual stockholders’ meeting in 2003.

          The Board of Directors recommends a vote FOR the nominated directors.

          The Board of Directors knows of no other matters that will be presented at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote on those matters using their best judgment.

          You must have been a stockholder of record at the close of business on March 27, 2000 to vote at the meeting. If you do not expect to attend the meeting in person, please sign, date and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Mailing your completed proxy will not prevent you from later revoking that proxy and voting in person at the meeting. If you want to vote at the meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership as of March 27, 2000 from the intermediary.

By Order of the Board of Directors

/s/ Patricia Penwell
Patricia A. Penwell
Corporate Secretary

Tempe, Arizona

April 12, 2000

AMERICA WEST HOLDINGS CORPORATION

111 West Rio Salado Parkway
Tempe, Arizona 85281

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 25, 2000

Introduction	This proxy is solicited on behalf of the Board of Directors of America West Holdings Corporation (“Holdings” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday May 25, 2000, at 8:30 a.m. (Eastern Daylight Time) at The Regency at 540 Park Avenue, New York, New York 10021, or at any adjournment thereof (the “Annual Meeting”).

“AWA” and “TLC” refer to America West Airlines, Inc. and The Leisure Company, respectively, both of which are wholly-owned subsidiaries of the Company.

1.

Proposal

Election Of Directors

Election of Directors	The nominees for election as directors are listed below. The Board of Directors currently consists of 12 members divided into three classes. If each of the nominees for election as directors is elected, the 12 member Board will be divided among the three classes as follows: four in Class I (term expiring in 2002), four in Class II (term expiring in 2003) and four in Class III (term expiring in 2001). Unless you tell us on your proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. All ages identified below are as of February 29, 2000.

Nominees	To be elected, a nominee must receive a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes therefore will have no effect on the election of directors.

The Board Of Directors Recommends

A Vote IN FAVOR Of Each Named Nominee.

Nominee,
Class and 1999	Principal Occupation,
Committee	Business Experience,	Director
Service	Other Directorships Held, Age	Since

John L. Goolsby (Class II) (Audit Committee and Special Committee)	Mr. Goolsby is a private investor. From 1988 until his retirement in 1998 he served as the president and chief executive officer of The Howard Hughes Corporation, a subsidiary of The Rouse Company, a real estate development company. Mr. Goolsby serves as a director of Sierra Pacific Resources and Tejon Ranch Company. Mr. Goolsby is a Certified Public Accountant. Age 58.	1994

Richard P. Schifter (Class II) (Compensation Committee and Executive Committee)	Mr. Schifter is a managing partner of Texas Pacific Group, an investment firm that he joined in July 1994. Mr. Schifter also is a managing partner of Newbridge Latin America Fund, L.P., a private equity fund. Mr. Schifter serves as a director of TPG Communications, Inc., Ryanair Holdings, PLC, Alpargatas S.A.I.C., Productora de Papel, S.A. de C.V., and Bristol Group. Age 46.	1994

Gilbert D. Mook (Class II)	Mr. Mook is Executive Vice President and Chief Operating Officer of AWA. From 1983 to 1998, Mr. Mook was employed with Federal Express Corporation, where he served as Senior Vice President — Air Operations Division from 1996 to 1998. Age 57.	1999

Marie L. Knowles (Class II) (Audit Committee and Special Committee)	Mrs. Knowles is Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (“ARCO”). Mrs. Knowles has served with ARCO for more than 27 years including past positions as President of ARCO Transportation from 1993-1996, Vice President of Finance, Planning and Control for ARCO International Oil and Gas Company, and Vice President and Controller for ARCO. Mrs. Knowles serves as a director of Phelps Dodge Corporation, Vastar Resources, Inc. and URS Corporation. Age 53.	1999

2.

Continuing Directors	The eight directors whose terms will continue after the Annual Meeting and will expire at the 2001 Annual Meeting (Class III) or the 2002 Annual Meeting (Class I) are listed below.

Director,
Class and 1999	Principal Occupation,
Committee	Business Experience,	Director
Service	Other Directorships Held, Age	Since

John F. Tierney (Class I) (Audit Committee)	Mr. Tierney is Managing Director of Castletown Financial Services, an investment and consulting firm. He was Assistant Chief Executive and Finance Director of GPA Group plc (since renamed AerFi Group plc) from 1993 until 1997. Mr. Tierney is Chairman of Datalex Limited, a software company. Mr. Tierney also serves as a director of the International Transport Finance Company, FM Systems Limited, and NS Financial Services Limited. Age 54.	1993

Robert J. Miller (Class I) (Compensation Committee)	Mr. Miller is a Senior Partner at the Nevada law firm of Jones Vargas. He served as governor of the State of Nevada from 1989 until January 1999. Mr. Miller serves as a director of the Newmont Mining Corporation, PageNet Paging Network, Inc., International Game Technology and Zenith National Insurance Corp. He is also a director of the American Cancer Society Foundation, a member of the Las Vegas Chamber of Commerce Board of Trustees and serves on the U.S. Secretary of Energy Advisory Board, Americans for Technology Leadership Advisory Board, ComNet Ericsson Advisory Board and the Board of the National Center for Missing and Exploited Children. Age 54.	1999

W. Douglas Parker (Class I)	Mr. Parker is Executive Vice President of the Company and Executive Vice President, Corporate Group of AWA. Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. He was elected to his present positions in April 1999 and oversees the Company’s finance, scheduling and revenue management, sales and marketing and administration. From 1991 to June 1995, Mr. Parker worked at Northwest Airlines. Age 38.	1999

Jeffrey A. Shaw (Class I) (Compensation Committee)	Mr. Shaw is a senior partner of Texas Pacific Group, an investment firm, having joined at its inception in 1993. From 1990 to 1993, Mr. Shaw was a principal of Acadia Partners/ Oak Hill Partners, an affiliate of Keystone, Inc. (formerly the Robert M. Bass Group). Mr. Shaw serves as a director of Del Monte Foods Company and Ryanair Holdings PLC. Age 35.	1999

3.

Director,
Class and 1999	Principal Occupation,
Committee	Business Experience,	Director
Service	Other Directorships Held, Age	Since

William A. Franke (Class III) (Executive Committee)	Mr. Franke is Chairman of the Board, President and Chief Executive Officer of the Company and AWA. Mr. Franke has served as Chairman of the Board of Directors of AWA since September 1992 and as Chairman of the Board and Chief Executive Officer of the Company since its formation in December 1996. In addition to his responsibilities at the Company, Mr. Franke serves as president of Franke & Company, Inc., a financial services company he has owned since May 1987, and also is a managing partner of Newbridge Latin America Fund, L.P., a private equity fund. Mr. Franke serves as a director of Phelps Dodge Corporation, the Air Transport Association of America, Beringer Wine Estates, Inc., ON Semiconductor, Inc., AerFi Group plc and Alpargatas S.A.I.C. Age 62.	1992

Richard C. Kraemer (Class III) (Compensation Committee and Special Committee)	Mr. Kraemer is president of Chartwell Capital, Inc., a private investment company. He served as Chief Executive Officer and President of UDC Homes, Inc., a Phoenix-based homebuilding company (“UDC”), from October 1994 until March 1996. Mr. Kraemer was President and Chief Operating Officer of UDC from 1985 until October 1994. He was also director of UDC from 1980 until March 1996. UDC filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 1995. The plan for the reorganization of UDC was confirmed by the bankruptcy court on October 3, 1995 and consummated on November 14, 1995. Age 56.	1992

Walter T. Klenz (Class III) (Compensation Committee and Executive Committee)	Mr. Klenz has been President and Chief Executive Officer of Beringer Wine Estates, Inc. since November 1990 and was named chairman of the board of Beringer in August 1997. Mr. Klenz joined Beringer in 1976 and served as marketing director and senior vice president of finance/operations before being elected to his present positions. He is past chairman of the California Wine Institute and past president of the Napa Valley Vintners Association. Age 54.	1998

Denise M. O’Leary (Class III) (Audit Committee)	Ms. O’Leary has been a private investor of capital in early stage companies since 1996. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an associate and then as a general partner. Ms. O’Leary serves as a director of ALZA Corporation and Del Monte Foods Company. Additionally, she is a member of the Board of Trustees of Stanford University and a member of the Board of Directors and Executive Committee of UCSF Stanford Health Care. Age 42.	1998

4.

Information Concerning Solicitation and Voting

General	This proxy is solicited on behalf of the Board of Directors of the Company, for use at the Annual Meeting to be held on Thursday May 25, 2000, at 8:30 a.m. (Eastern Daylight Time), or at any adjournment thereof. The Annual Meeting will be held at The Regency at 540 Park Avenue, New York, New York 10021. The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 2000, to all stockholders entitled to vote at the Annual Meeting.

Record Date	Only those persons that held shares of the Company’s Common Stock on March 27, 2000 will be allowed to vote.

Voting Rights	The Company has two classes of Common Stock:

• Class A Common Stock is entitled to 50 votes per share
• Class B Common Stock is entitled to one vote per share

The shares of Common Stock are the Company’s only outstanding voting securities. The Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders.

Outstanding Shares	At the close of business on March 27, 2000, 1,100,000 shares of Class A Common Stock were outstanding and entitled to vote, and approximately 35,266,957 shares of Class B Common Stock were outstanding and entitled to vote. If all holders of the Company’s Common Stock vote at the Annual Meeting, either in person or by proxy, the aggregate number of votes will be 90,266,957, which is the sum of:

• 35,266,957 votes for holders of Class B Common Stock, and
• 55,000,000 votes for holders of Class A Common Stock (1,100,000 shares multiplied by 50 votes per share)

Quorum and Approval Requirements	A majority of the aggregate number of votes, either in person or by proxy, is required for there to be a quorum at the Annual Meeting. A quorum is needed in order for any business to be transacted at the Annual Meeting. Any proxy that is properly completed will be counted for the purposes of determining if a quorum is present, even if the stockholder abstains from voting or an intermediary or broker who is entitled to vote for the beneficial owner abstains from voting (a “broker non-vote”).

The Proposal relating to the election of directors will require a plurality of the votes cast at the Annual Meeting. Therefore, any abstentions or broker non-votes will not affect the outcome of the election of directors. Any other matters to properly come before the meeting will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy. Therefore, abstentions will have the same effect as a vote against any other proposal. Broker non-votes will not count in determining whether a matter has been approved.

Voting of Proxies	A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the election of directors. Any additional business to properly come before the meeting will be voted in accordance with the best judgment of the person voting the proxy.

Revocability of Proxies	Stockholders can revoke their proxies at any time before they are voted by notifying Patricia A. Penwell, Corporate Secretary of the Company, in writing, at the following address: America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281. Stockholders can also revoke their proxies by submitting a subsequent proxy to the Corporate Secretary or by attending the Annual Meeting in person and notifying either inspector of elections.

5.

Solicitation of Proxies	The Company will bear the entire cost of solicitation of proxies. The Company has retained Innisfree M&A, Inc. (“Innisfree”) to assist in the solicitation of proxies for a fee estimated at $4,500 plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be sent to stockholders as well as to intermediaries, such as banks and brokers, that hold shares for the beneficial owners of the shares. Those intermediaries will then forward the solicitation materials to the beneficial owners. The Company may reimburse the intermediaries for the costs of forwarding solicitation materials to the beneficial owners. In addition to this solicitation by mail, employees and directors of the Company, or Innisfree may also solicit proxies over the telephone, by facsimile, by electronic mail or in person. Employees and directors will not receive any additional compensation for doing so, but Innisfree will be paid a fee for such solicitation.

Inspectors of Election	All votes at the Annual Meeting will be counted by two inspectors of elections appointed by the Board of Directors: Michael R. Carreon, Vice President and Controller of AWA, and Linda M. Mitchell, Vice President and General Counsel of AWA. The inspectors of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Stockholder Proposals	Under applicable proxy rules, proposals of stockholders that are intended to be presented at the Company’s Annual Meeting of Stockholders in 2001 must be received by the Company not later than December 14, 2000 (prior to 120 days from the anniversary of this year’s mailing date) in order to be included in the proxy statement and proxy relating to that annual meeting. Pursuant to the Company’s Bylaws, in order for a proposal to be brought before an annual meeting by a stockholder, the stockholder must deliver proper notice to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting. Stockholders are advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Annual Report and Available Information	The annual report to stockholders accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of the Company’s annual report on Form 10-K for the year ended December 31, 1999, including financial statements but without exhibits, is enclosed with the annual report to stockholders. Upon written request to Patricia Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281, and payment of the Company’s reasonable expense of furnishing the exhibit requested, the Company will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.

6.

Information About the Company’s Board of Directors

Board Purpose and Structure	The Board of Directors establishes the broad policies of the Company and is responsible for the overall performance of the Company. The Board of Directors currently consists of 12 members. If each of the nominees for election as directors is elected, the 12 member Board will be divided among the three classes as follows: four in Class I (term expiring in 2002), four in Class II (term expiring in 2003) and four in Class III (term expiring in 2001). Each member of the Board of Directors of the Company is also a member of the Board of Directors of AWA and Messrs. Franke, Klenz, Kraemer, Parker and Shaw are members of the Board of Directors of TLC.

Board Meetings	During 1999, the Board held 21 regular and special meetings. Each incumbent director attended at least 75% of the meetings of the Board and of the committees on which such director served.

Board Committees	The Company has four standing committees: the Compensation/ Human Resources Committee (the “Compensation Committee”), the Audit Committee, the Executive Committee and the Special Committee. The Company does not have a standing nominating committee. Upon the election of directors at the Annual Meeting, the Board will nominate members to serve on the Company’s committees until the annual meeting in 2001.

The Compensation Committee is currently comprised of three non-employee directors, including Messrs. Kraemer (Chair), Miller and Shaw, and met six times in 1999. The Compensation Committee reviews all aspects of compensation and promotion of officers of the Company and also reviews matters relating to employee compensation generally, including the America West 1994 Incentive Equity Plan (the “Incentive Plan”). Messrs. Klenz and Schifter served on the Compensation Committee through May 1999 at which time they were replaced by Messrs. Miller and Shaw.

The Audit Committee is comprised of four non-employee directors, including Messrs. Goolsby (Chair) and Tierney, Ms. Knowles and Ms. O’Leary, and met five times in 1999. The Audit Committee recommends the Company’s independent auditors, reviews the Company’s financial statements and considers other matters relating to the financial affairs of the Company.

The Executive Committee is comprised of Mr. Franke (Chair) and two non-employee directors, including Messrs. Klenz and Schifter. The Executive Committee, which met seven times in 1999, has all of the powers of the Board of Directors in the management of the business of the Company between meetings of the full Board, subject to certain limitations.

The Special Committee is comprised of three non-employee directors, including Ms. Knowles (Chair), and Messrs. Goolsby and Kraemer, and met five times in 1999. The Special Committee considers, when asked by senior management or the Board, potential acquisition or investment transactions outside the ordinary course of the Company’s business. The Special Committee is not authorized to initiate or approve any transaction on behalf of the Board or the Company.

Compensation Committee Interlocks	In 1999, the members of the Company’s Compensation Committee were Messrs. Kraemer (Chair), Klenz, Miller, Schifter and Shaw. Messrs. Klenz and Schifter are no longer members of the Compensation Committee. Mr. Franke, the Company’s Chairman, President and Chief Executive Officer, and Mr. Schifter both serve as managing partners of Newbridge Latin America Fund, L.P., a private equity fund. Mr. Franke and certain third parties control Newbridge. Mr. Franke serves as a member of the Compensation Committee of Beringer Wine Estates, Inc. Mr. Klenz is Chairman, President and Chief Executive Officer of Beringer and is a former member of the Compensation Committee of the Company.

7.

Compensation of Directors	Salaried employee directors receive no additional compensation for service as a director. Directors that are not salaried employees of the Company (“non-employee directors”) receive the following annual compensation for their Board service:

Annual Retainer:	$10,000.
Attendance Fees:	$1,000 for each Board or Committee meeting attended.
Option Grant:	A grant of options (made on the day after each Annual Meeting of stockholders) to purchase 3,000 shares of Class B Common Stock at the closing market price per share on the date of grant. These options are granted pursuant to the Incentive Plan. Such options vest in full six months after the date of grant. Ordinarily, such options expire ten years from the date of grant, but expire earlier if the individual ceases to be a director of the Company.
Stock Grant:	An automatic distribution (pursuant to the Incentive Plan) on December 31 of each year of a certain number of unrestricted shares of Class B Common Stock. The number of shares of unrestricted stock each non-employee director receives is determined by dividing $13,000 by the closing market price per share on December 31 of the preceding year (the “Stock Grant”). If a non-employee director has not been in office at all times during the year, the non- employee director will receive a prorated Stock Grant. On December 31, 1999, each non-employee director who was in the office for the full year was granted 765 shares of Class B Common Stock, Messrs. Miller and Shaw each were granted 446 shares of Class B Common Stock and Mrs. Knowles was granted 255 shares of Class B Common Stock.
Travel Benefits:	The Company’s non-employee directors, their spouses and their dependent children are provided transportation on AWA and reimbursement for federal and state income taxes incurred thereon. In 1999, seven current non-employee directors or their spouses or dependent children utilized these transportation benefits, resulting in an aggregate value to such non-employee directors of approximately $31,399 (including reimbursement of taxes incurred in connection with such travel). The non-employee directors who received such travel benefits, and the aggregate amount of such benefits, were Mr. Goolsby ($12,330), Mr. Kraemer ($12,119), Mr. Miller ($2,787), Mr. Klenz ($2,582), Ms. O’Leary ($1,139), Ms. Knowles ($268) and Mr. Shifter ($174).

8.

Additional Board Policies	New Directors:	Any new non-employee director will automatically receive on the date of initial election or appointment options to purchase 3,000 shares of Class B Common Stock at the closing market price per share on the date of grant. The option grants are made pursuant to the Incentive Plan and the terms are the same as the terms of the annual option grants to non-employee directors, as described above.
	Stock Ownership:	To align the interests of non-employee directors with the interests of stockholders, in 1997 the Company established a stock ownership goal, attainable over a five-year period, of $115,000 for each non-employee director. For purposes of such goal, shares of Class B Common Stock owned by the non-employee directors are valued at the current market value and vested options are valued at 50% of the exercise price. The Compensation Committee’s review, completed at the end of 1999, confirmed that all directors were in compliance with this policy.
	Retirement Policy:	The Board has adopted a mandatory retirement age of 72 for all non-employee directors.

9.

Security Ownership of

Certain Beneficial Owners and Management

          The following table sets forth certain information regarding the ownership of the Company’s Class A and Class B Common Stock as of February 29, 2000 (the “Most Recent Practicable Date”) by: (i) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group.

				CLASS B SHARES
	CLASS A SHARES			BENEFICIALLY OWNED
	BENEFICIALLY OWNED
							CLASS A AND B
							COMBINED
BENEFICIAL OWNER (1)							VOTING POWER
	NUMBER		PERCENTAGE	NUMBER		PERCENTAGE	PERCENTAGE

TPG Partners, L.P. (“TPG”)(2)	941,431	(3)	85.6%	4,245	(4)	*	52.2%
201 Main Street, Suite 2420
Fort Worth, TX 76102

Continental Airlines, Inc.	158,569	(5)	14.4%	—		—	8.8%
2929 Allen Parkway
Houston, TX 77019

Vanguard/ Windsor Funds, Inc.	—		—	3,484,500	(6)	9.9%	3.9%
Post Office Box 2600
Valley Forge, PA 19482

Wellington Management Company	—		—	3,486,200	(7)	9.9%	3.9%
75 State Street
Boston, MA 02109

Primecap Management Company	—		—	3,325,000		9.4%	3.7%
225 South Lake Avenue, Suite 400
Pasadena, CA 91101

Vanguard Horizon Fund, Inc.	—		—	2,375,000	(8)	6.7%	2.6%
Post Office Box 2600
Valley Forge, PA 19482

William A. Franke	—		—	1,425,368	(9)	3.9%	1.6%

W. Douglas Parker	—		—	268,668	(10)	*	*

Gilbert D. Mook	—		—	70,345	(11)	*	*

Stephen L. Johnson	—		—	207,001	(12)	*	*

John R. Garel	—		—	134,334	(13)	*	*

John L. Goolsby	—		—	30,282	(14)	*	*

Walter T. Klenz	—		—	10,196	(15)	*	*

Marie L. Knowles	—		—	4,255	(16)	*	*

Richard C. Kraemer	—		—	37,517	(14)	*	*

Robert J. Miller	—		—	3,446	(17)	*	*

Denise M. O’Leary	—		—	10,196	(15)	*	*

Richard P. Schifter	941,341	(18)	85.6%	22,245	(19)	*	52.2%

Jeffrey A. Shaw	941,341	(18)	85.6%	7,245	(20)	*	52.2%

John F. Tierney	—		—	20,282	(14)	*	*

All executive officers and directors as a group (23 persons)(21)	941,341		85.6%	2,771,204		7.0%	54.0%

* Less than 1%

(1)	Information with respect to each beneficial owner of 5% or more of a class of the Company’s Common Stock is based on Schedules 13D or 13G filed by such beneficial owners with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,100,000 shares of Class A Common Stock outstanding as of February 29, 2000 and 35,203,623 shares of Class B Common Stock outstanding as of February 29, 2000. Pursuant to rules promulgated by the SEC, shares subject to options that are currently exercisable or exercisable within 60 days of the Most Recent Practicable Date are deemed to be outstanding and to be

10.

beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership (“TPG GenPar”). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation (“TPG Advisors”). Among the executive officers and directors of TPG Advisors are: James G. Coulter (director and vice president), Richard P. Schifter (vice president) and Jeffrey A. Shaw (vice president). Mr. Schifter and Mr. Shaw are presently directors of the Company. Mr. Coulter is a former director of the Company. The general partner of each of TPG, TPG Parallel I, L.P., a Delaware limited partnership (“TPG Parallel”), and Air Partners II, L.P., a Texas limited partnership (“Air Partners II”; Air Partners II, TPG and TPG Parallel being hereinafter referred to as the “TPG Filing Parties”), is TPG GenPar. No persons other than the executive officers and directors of TPG Advisors control TPG, TPG GenPar, TPG Advisors, TPG Parallel or Air Partners II.

(3)	Includes 780,473 shares owned by TPG, 78,644 shares owned by TPG Parallel and 82,314 shares owned by Air Partners II. Excludes 158,569 shares held by Continental Airlines, Inc. (“Continental”). Certain affiliates of the TPG Filing Parties are also affiliated with Continental. As a result of such relationships, the TPG Filing Parties and Continental may comprise a group within the meaning of Section 13(d)(3) of the Exchange Act, and each may be deemed to beneficially own the securities of the Company owned by the others under Rule 13d-3 of the Exchange Act.

(4)	Includes 4,245 shares of Class B Common Stock that were initially granted to Mr. Schifter, Mr. Shaw and Mr. Coulter, a former director of the Company, as non-employee directors, but that were subsequently transferred to TPG GenPar. Excludes 18,000 shares of Class B Common Stock underlying stock options held by Mr. Schifter and 3,000 shares of Class B Common Stock underlying stock options held by Mr. Shaw.

(5)	Excludes 941,431 shares held by the TPG Filing Parties. See footnote (3) above regarding group beneficial ownership of securities of the Company.

(6)	Vanguard/Windsor Funds, Inc. is an investment company registered under Section 8 of the Investment Company Act.

(7)	Includes shares owned by numerous investment advisory clients of Wellington Trust Company, NA, a wholly owned subsidiary of Wellington Management Company, LLP (“Wellington”). Wellington, in its capacity as investment advisor, may be deemed to beneficially own such shares.

(8)	Vanguard Horizon Fund, Inc. is an investment company registered under Section 8 of the Investment Company Act.

(9)	Includes 1,038,034 shares underlying stock options that are exercisable within 60 days of the Most Recent Practicable Date. Excludes 297,996 (including 110,000 unvested options that were granted to Mr. Franke on January 5, 2000) underlying stock options that are not exercisable within 60 days of the Most Recent Practicable Date.

(10)	Includes 238,668 shares underlying stock options that are exercisable within 60 days of the Most Recent Practicable Date. Excludes 146,332 shares underlying stock options that are not exercisable within 60 days of the Most Recent Practicable Date.

(11)	Includes 50,000 shares underlying stock options that are exercisable within 60 days of the Most Recent Practicable Date. Excludes 140,000 shares underlying stock options that are not exercisable within 60 days of the Most Recent Practicable Date.

(12)	Includes 192,001 shares underlying stock options that are exercisable within 60 days of the Most Recent Practicable Date. Excludes 67,999 shares underlying stock options that are not exercisable within 60 days of the Most Recent Practicable Date.

(13)	Includes 134,334 shares underlying stock options that are exercisable within 60 days of the Most Recent Practicable Date. Excludes 34,666 shares underlying stock options that are not exercisable within 60 days of the Most Recent Practicable Date.

11.

(14)	Includes 18,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Includes 765 shares of unrestricted stock allocated to each of the non-employee directors on December 31, 1999.

(15)	Includes 9,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Includes 765 shares of unrestricted stock allocated to each of the non-employee directors on December 31, 1999.

(16)	Includes 3,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Includes 255 shares (a pro-rated portion for service as a Director since August 1999) of unrestricted stock allocated to each of the non-employee directors on December 31, 1999.

(17)	Includes 3,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Includes 446 shares (a pro-rated portion for service as a Director since May 1999) of unrestricted stock allocated to each of the non-employee directors on December 31, 1999.

(18)	Includes shares of Class A Common Stock beneficially owned by the TPG Filing Parties. In connection with the positions described in footnote (2) above for Messrs. Schifter and Shaw, they may be deemed to beneficially own such shares. Messrs. Schifter and Shaw disclaim beneficial ownership of such shares pursuant to Rule 13d-4 of the Exchange Act.

(19)	Includes 18,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Also includes 4,245 shares of Class B Common Stock that were initially granted to Mr. Schifter, Mr. Shaw and Mr. Coulter, a former director of the Company, as non-employee directors, but that were subsequently transferred to TPG GenPar, of which Mr. Schifter disclaims beneficial ownership pursuant to Rule 13d-4 of the Exchange Act.

(20)	Includes 3,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Also includes 4,245 shares of Class B Common Stock that were initially granted to Mr. Schifter, Mr. Shaw and Mr. Coulter, a former director of the Company, as non-employee directors, but that were subsequently transferred to TPG GenPar, of which Mr. Shaw disclaims beneficial ownership pursuant to Rule 13d-4 of the Exchange Act.

(21)	See footnotes (1) through (20) above, as applicable

12.

Executive Compensation

Compensation of Executive Officers	The Company has two subsidiaries which together employ all the Company’s employees and conduct substantially all the Company’s operations: America West Airlines, Inc. (“AWA”) and The Leisure Company (“TLC”). The following table shows, for the years 1997, 1998 and 1999, the compensation awarded to (i) the Company’s Chief Executive Officer, and (ii) and the other four most highly compensated executive officers among the Company, AWA and TLC (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

					Awards

						Securities
					Restricted	Underlying
Name and Principal				Other Annual	Stock	Options/	All Other
Position	Year	Salary	Bonus	Compensation(6)	Awards(7)	SARs	Compensation

William A. Franke(1)	1999	$500,000	$494,738	$93,690	—	150,000	$15,599	(8)
Chairman, President
and Chief Executive	1998	$208,333	$250,000	$90,220	$1,567,875	350,000	$16,758
Officer of Holdings; Chairman, President	1997	$375,000	—	$87,350	—	—	$16,542
and Chief Executive Officer of AWA; Chairman of TLC

W. Douglas Parker(2)	1999	$329,750	$233,295	—	$605,625	115,000	$629	(9)
Executive Vice President of Holdings; Executive	1998	$264,583	$156,792	—	—	70,000	$629
Vice President — Corporate Group of	1997	$233,333	$40,000	—	—	—	$600
AWA

Gilbert D. Mook(3)	1999	$289,487	$178,730	—	$403,750	190,000	$88,744	(10)
Executive Vice President
and Chief Operating	1998	—	—	—	—	—	—
Officer of AWA
	1997	—	—	—	—	—	—

Stephen L. Johnson(4)	1999	$254,883	$145,222	—	$302,813	25,000	$5,429	(11)
Senior Vice President
of Holdings; Senior Vice	1998	$220,375	$129,379	—	—	50,000	$5,429
President and Chief
Administrative Officer of	1997	$208,750	$37,500	—	—	—	$5,350
AWA

John R. Garel(5)	1999	$252,135	$151,318	—	—	—	$22,716	(12)
President and Chief
Executive Officer of TLC	1998	$240,875	$135,863	—	—	35,000	$21,085
	1997	$226,317	$35,000	—	—	—	$11,424

(1)	Prior to February 1997, Mr. Franke served as Chief Executive Officer and President of AWA and as President of Holdings. From February 1997 to April 1999, Mr. Franke served as Chairman and Chief Executive Officer of Holdings and as Chairman of AWA. In April 1999, Mr. Franke was elected to the additional offices of President of Holdings and as President and Chief Executive Officer of AWA.

13.

(2)	Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. In September 1997, Mr. Parker’s duties were expanded to include responsibility for AWA’s planning, scheduling and revenue management. Mr. Parker was elected to his present positions in April 1999.

(3)	Mr. Mook joined the Company in April 1999.

(4)	Mr. Johnson joined the Company in February 1995 as Vice President — Legal Affairs. In December 1995, he was appointed Senior Vice President — Legal Affairs and was elected Senior Vice President — Corporate Affairs in December 1997. He was elected to his present positions in April 1999.

(5)	Mr. Garel joined the Company in April 1995 as Senior Vice President — Marketing and Sales and served in that capacity until July 1996, at which time he was elected as President and Chief Executive Officer of TLC. Mr. Garel left the Company in March 2000.

(6)	For 1999, of the listed officers, only Mr. Franke received perquisites or other personal benefits in an aggregate amount in excess of the lesser of $50,000 or 10% of his annual salary. In 1999, Mr. Franke’s other compensation included a premium paid by the Company for whole life insurance of $80,138, an automobile allowance of $9,600 and $3,952 in positive space travel benefits. In 1999, each of the Named Executive Officers also received an automobile allowance of $9,600 per the Company’s policy for executive perquisites. The Company also provides up to $15,000 in positive space pleasure travel benefits each year to the Named Executive Officers.

(7)	As to Mr. Franke in 1998, reflects restricted grants made pursuant to the Incentive Plan of 113,000 shares in September 1998. As of December 31, 1999, Mr. Franke held a total of 387,334 shares of restricted stock. The aggregate market value of Mr. Franke’s restricted stock holdings on December 31, 1999 was $8,037,181. Reflects restricted grants made pursuant to the Incentive Plan in December 1999 of 30,000 shares to Mr. Parker, 20,000 shares to Mr. Mook and 15,000 shares to Mr. Johnson.

(8)	Reflects premium paid by the Company for term life insurance for Mr. Franke of $10,799 and matching contributions made by the Company under its 401(k) plan of $4,800.

(9)	Reflects premium paid by the Company for term life insurance for Mr. Parker of $629.

(10)	Reflects premium paid by the Company for term life insurance for Mr. Mook of $472, relocation expenses of $38,272 and a transition allowance of $50,000.

(11)	Reflects premium paid by the Company for term life insurance for Mr. Johnson of $629 and matching contributions made by the Company under its 401(k) plan of $4,800.

(12)	Reflects premium paid by the Company for term life insurance for Mr. Garel of $629. Also reflects benefits under a split dollar life insurance policy for Mr. Garel. In 1999, the premium paid for the term portion under that policy was $647 and the value of benefits accrued during 1999 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $17,287. Additionally, the figure includes matching contributions made by the Company under its 401(k) plan of $4,800.

14.

Stock Option Grants and Exercises	The Company grants options to its executive officers under the America West 1994 Incentive Equity Plan (the “Incentive Plan”). As of February 29, 2000, options to purchase a total of 5,434,103 shares of the Company’s Class B Common Stock were held by all participants under the Incentive Plan and options to purchase 1,536,187 remained available for grant. The Company granted options to purchase an aggregate of 1,525,650 shares to all participants in 1999.

The following table shows certain information regarding each grant of stock options to the Named Executive Officers during the fiscal year ended December 31, 1999:

	Number of				Potential Realizable Value
	Securities	% of Total			at Assumed Annual Rates
	Underlying	Options	Exercise		of Stock Price
	Options	Granted in	Price Per	Expiration	Appreciation
Name	Granted	1999	Share	Date	for Option Term(1)

					5%	10%

William A. Franke(2)	150,000	9.8%	$17.13	1/15/09	2,503,875	5,491,875

W. Douglas Parker	65,000	4.3	19.75	4/8/09	914,713	2,209,513
	50,000	3.3	20.50	12/15/09	666,125	1,662,125

Gilbert D. Mook	150,000	9.8	19.75	4/8/09	2,110,875	5,098,875
	40,000	2.6	20.50	12/15/09	532,900	1,329,700

Stephen L. Johnson	25,000	1.6	20.50	12/15/09	333,063	831,063

John R. Garel	—	—

(1)	The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.
(2)	Excludes 110,000 shares underlying options that were granted to Mr. Franke on January 5, 2000.

15.

Option Exercises and Year End Option Values	The following table shows certain information regarding option exercises and the number and value of unexercised options at December 31, 1999:

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired		at Year End 1999		at Year End(1)
	on	Value
Name	Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

William A. Franke	—	—	921,367	304,633	$6,876,125	$367,625

W. Douglas Parker	—	—	205,334	179,666	1,634,690	405,623

Gilbert D. Mook	—	—	—	190,000	—	160,000

Stephen L. Johnson	—	—	183,668	76,332	1,057,817	285,620

John R. Garel	—	—	127,667	41,333	868,313	230,625

(1)	Based on the value obtained by subtracting the option exercise prices from the closing sales price of the Class B Common Stock on the New York Stock Exchange on December 31, 1999 ($20.75 per share).
(2)	The value realized represents the difference between the fair market value of the Company’s Class B Common Stock on the date of exercise and the exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all of its officers, directors and greater than ten percent beneficial owners complied with all such Section 16(a) filing requirements; except that initial reports of ownership were filed late by the Company for each of Messrs. Miller and Shaw.

16.

Performance Graph

           The following performance graph compares the Company’s cumulative total stockholder return on its Class B Common Stock with the cumulative total return of the S&P 500 Index and the S&P Airlines Index for the period from January 3, 1995 through December 31, 1999:

          This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

	Am. West	S&P Airlines**	S&P 500**

1/3/95	100.00	100.00	100.00
12/29/95	219.35	141.29	134.27
12/31/96	204.84	154.72	161.48
12/31/97	240.32	260.16	211.55
12/31/98	219.35	251.49	267.97
12/31/99	267.74	249.20	320.30

*	Assumes $100 invested on January 3, 1995 in each of the Class B Common Stock of the Company, the S&P Airlines Index and the S&P 500 Index (dividends reinvested).

**	Prepared by Standard & Poor’s Composite, a division of McGraw Hill.

17.

Report of the Compensation Committee of the Board of Directors

on Executive Compensation

The Committee	The Compensation Committee (the “Committee”) meets regularly throughout the year to review general compensation issues and also determines the compensation of all officers and reviews matters relating to employee compensation generally. The Company’s compensation program for all executive officers, including the Named Executive Officers, is administered by the Committee.

Annually, the Committee evaluates executive compensation to ensure consistency and program effectiveness. An independent consultant is retained from time to time to analyze the competitiveness of executive compensation at the Company relative to other major airlines and other selected public companies of comparable size. The Committee also periodically conducts a comprehensive review of the Company’s compensation program.

The Committee currently consists of three members, none of whom is a current or former employee or officer of the Company. One of the Committee members is affiliated with TPG, which is a principal stockholder of the Company.

Compensation Philosophy and Objectives
The principal objectives of the Company’s executive compensation program are to maximize stockholder value over time by:

• attracting and retaining high quality, results-oriented executives
• aligning interests of employees and stockholders through stock-based compensation and annual performance bonuses
• motivating executives to achieve strategic, operating and financial goals consistent with stockholder interests
• increasing the relative amount of compensation at risk as management responsibilities increase
• providing a compensation package that recognizes both individual and corporate contributions

The program is designed to be competitive with other major U.S. airlines and other companies having comparable revenues while placing more emphasis on incentive and performance-related compensation and less emphasis on fixed base salaries and employee benefits.

General	The Company’s executive compensation program consists of:

• Base salaries
• Annual incentive bonuses
• The America West 1994 Incentive Equity Plan (the “Incentive Plan”)

The Incentive Plan is a long-term compensation plan under which executives and other key salaried employees may be awarded stock options, restricted stock and other stock-based compensation. Each element of the compensation program focuses on rewarding performance in a different way.

18.

Base Salary	Base salaries are focused on rewarding individual performance and competence. Base salary adjustments are based on several factors, including:

• the employee’s level of responsibility and job classification
• general levels of market salary increases
• the Committee’s evaluation of the performance of the individual over time

The Company’s strategy with respect to base salaries for its key salaried employees is (i) to avoid dramatic changes other than to make adjustments to reflect market movements and promotions, significant changes in responsibility and individual performance and (ii) to reduce the emphasis on fixed compensation by positioning base salaries below industry levels. For such purposes, the Committee gathers data from nationally recognized compensation surveys and proxy statements of certain airlines and other companies having comparable revenues.

Annual Incentive Compensation	Executives and other key salaried employees can earn additional cash compensation under the Company’s annual incentive bonus plan. Bonuses are intended to reward the achievement of annual corporate goals.

The amount of any annual bonus is based on targets set for each job classification and formulae and certain objective and subjective criteria established by the Committee at the beginning of each year and is determined by the Committee at the end of that year (or early the following year). Ordinarily, the Company’s financial performance must meet certain threshold levels (determined annually by the Committee and the Board of Directors) before any bonus is awarded. Bonuses are based principally on job classification (in general, bonus targets are higher for individuals having greater management responsibility), the Company’s financial performance for the year and on individual performance. The Committee administers the incentive bonus plan, recommends to the Board of Directors the aggregate amount of annual incentive compensation and approves individual awards. In evaluating an individual’s performance, the Committee relies on the recommendation of the Chairman and other members of senior management.

The Board of Directors approves the aggregate amount of the incentive compensation awards to all participants.

Stock-Based Compensation	Purpose of Stock-Based Awards: The primary purpose of stock-based awards is to focus key employees on the performance of the Company over time and to provide key employees with incentives for future performance to link the interests of recipients and stockholders. The Committee believes that stock-based awards are an appropriate incentive to employees to meet the Company’s long term goal of maximizing shareholder value.

In pursuit of these objectives, the Company adopted stock ownership guidelines in 1997 providing for ownership of common stock by executive officers at multiples of annual salary. The guidelines are set forth in the following table:

Title of Executive	Multiple of Annual Salary

Chairman of the Board	5 times
President	3 times
Executive Vice President	2 times
Senior Vice President	1.5 times
Vice President	0.75 times

19.

For purposes of the guidelines, shares of unrestricted stock and shares of restricted stock (regardless of vesting status) are valued at the current market price. Vested stock options are valued at 50% of the exercise price. An executive has three years from joining the Company to achieve the applicable ownership guideline. The guidelines are subject to periodic review by the Committee and the Board of Directors. The Committee’s latest review, completed at the end of 1999, confirmed that all officers were in compliance with these guidelines.

Restricted Stock Awards: Restricted stock awards are grants of shares of Class B Common Stock which carry full stockholder privileges, including the right to vote and, subject to limitations (if any) established by the Committee, the right to receive dividends. The Committee determines the number of restricted stock awards to be granted to an individual based upon a variety of factors, including those noted below with respect to the grant of Stock Options. Restricted stock awards for an aggregate of 221,500 shares of Class B Common Stock were granted to key salaried employees in 1999. The Committee imposed four-year vesting schedules on these awards. The vesting schedules are designed to provide an incentive for the recipients to remain employed by the Company, since the recipients are restricted from transferring and receiving value for the stock until it becomes vested. These restrictions lapse and the shares become fully vested in the event the recipient’s employment is terminated by reason of death, disability or retirement and in the event of a “change in control.”

Stock Options: The Incentive Plan permits the Committee, in awarding a stock option to an employee, to specify the number of shares covered by options and the vesting schedule of such options. The Committee has generally imposed three-year vesting schedules for all grants. The vesting schedules are designed to provide an incentive to create stockholder value over time, since the full benefit of the stock option cannot be realized unless stock appreciation occurs over a number of years. All stock options granted under the Incentive Plan are exercisable at or above fair market value on the date of grant.

The Committee determines the number of options to be granted to an individual based upon a variety of factors, including:

• level of responsibility and job classification level
• job performance
• longevity in position
• retention value
• the results of compensation surveys described above

Under the Incentive Plan, each option will become fully exercisable in the event of the optionee’s termination of employment by reason of death, disability or retirement and may become fully exercisable in the event of a “change in control.” No option may be exercised after the tenth anniversary of the date of grant or the earlier termination of the option.

In 1999, non-qualified stock options to purchase an aggregate of 1,525,650 shares of Class B Common Stock were granted to key salaried employees. The Company granted 1,867,000 options in 1998 and 479,000 options in 1997.

Other Benefits	Employee-Benefit Plans: The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and a 401(k) plan and certain flight benefits. Additionally, officers of the Company are provided director/officer liability insurance coverage. The incremental cost to the Company of the benefits provided under these plans is not material to the Company. Benefits under these plans are not directly or indirectly tied to Company or individual performance.

20.

Severance Policy: Pursuant to the Company’s current severance payment policy for executives, its executive officers (including the Named Executive Officers) are entitled to receive an amount equal to 200% of the executive officer’s base salary and target incentive bonus if, within two years of a “change of control” (as defined in the Incentive Plan), the executive officer (i) is asked to resign, (ii) is terminated without cause or (iii) resigns as the result of constructive termination. These “change of control” provisions also apply to Mr. Franke. See “Employment Agreements.”

Compensation of the Chief Executive Officer	For 1999, Mr. Franke’s employment agreement provided for an annual base salary of $500,000. Effective January 1, 2000, Mr. Franke’s employment agreement was amended to increase his annual base salary to $600,000 and to make him eligible to earn an annual bonus based on a target of not less than 60% of his base salary and a maximum of not less than 120% of his base salary.

Over the past six years, Mr. Franke has received options to purchase 1,336,000 shares of Class B Common Stock in accordance with his employment agreements and pursuant to the Incentive Plan. Over the past six years, Mr. Franke has also been granted 387,334 shares of restricted stock, 125,000 of which were granted to Mr. Franke in August 1994 during AWA’s emergence from bankruptcy pursuant to a court approved agreement with Mr. Franke.

In approving the increase in Mr. Franke’s base salary, his bonus eligibility and his stock-based compensation awards, the Committee considered a variety of factors, including:

• Mr. Franke’s base compensation, level of responsibility and retention value
• Mr. Franke’s performance, including the substantial turnaround of the Company’s financial and operating results since the commencement of Mr. Franke’s employment with the Company in September 1992 and the Company’s record financial performance in 1997, 1998 and 1999
• Mr. Franke’s ability to lead the Company in formulating and implementing its long-term business plan
• Mr. Franke’s ability to enhance the Company’s stock value
• Mr. Franke’s standing within the Company, in the communities served by the Company and with the Company’s investors and suppliers
• A review of compensation for similarly situated individuals both in the airline and travel industries and in companies of comparable size

Additional Information	The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted,

Compensation/ Human Resources Committee Richard C. Kraemer, Chairman, Robert J. Miller, Jeffrey A. Shaw

21.

Employment Agreement

William A. Franke	Background:	The Company entered into an employment agreement with William A. Franke, dated as of March 3, 1998, which was amended as of January 15, 1999 and again as of January 1, 2000.

Positions:	Chairman of the Board, President and Chief Executive Officer of Holdings Chairman of the Board, President and Chief Executive Officer of AWA Chairman of the Board of TLC

Term:	Through December 31, 2002.

Compensation and Benefits:	• A minimum annual cash base salary in the amount of $600,000, or such higher amount as the Board may establish
• Eligibility for an annual bonus based on a target of not less than 60% of base salary and a maximum of not less than 120% of base salary, or such higher percentages as the Board may establish
• A $2 million term life insurance policy for beneficiaries designated by Mr. Franke
• Registration rights for all equity securities acquired by Mr. Franke as compensation, including equity securities he obtains upon exercise of options
• A severance payment of $1.5 million payable if the agreement is terminated for certain reasons which payment is increased to 200% of the sum of his base salary and target bonus if Mr. Franke’s employment is terminated within two years after a Change in Control (as defined in the employment agreement) (see “Severance Payment” below)
• Other benefits that are ordinarily offered to senior executives

Options:	Pursuant to the employment agreement and its amendments, Mr. Franke was granted 150,000 options on January 15, 1999, and 110,000 options on January 5, 2000, which options have an exercise price per share equal to the closing price on the respective day of the grant. Mr. Franke has also been granted certain options under earlier employment agreements.

Upon a Change in Control, all stock options granted under the employment agreement will automatically vest and become immediately fully excisable.

Restricted Stock Grant:	Pursuant to the employment agreement, Mr. Franke was granted 113,000 shares of restricted stock in September 1998. Mr. Franke has also been granted shares of restricted stock under earlier arrangements.

Certain of the grants of restricted stock made to Mr. Franke remain subject to forfeiture in the event Mr. Franke leaves the employ of the Company before his restrictions lapse. The forfeiture provision will lapse in full upon the occurrence of a Change in Control.

22.

Loans:	The chart below sets forth information about loans made by the Company to Mr. Franke. All loans were made pursuant to the employment agreement as amended and earlier employment agreements to enable Mr. Franke to pay income taxes on stock grants. Pursuant to the January 1, 2000 amendment to the employment agreement, and in consideration of Mr. Franke’s agreement to extend the term of his employment with the Company, the maturity dates of the loans originally scheduled prior to December 31, 2003 were extended to that date, and the interest rates on the loans were adjusted to the minimum rate required to avoid the imputation of interest under the Internal Revenue Code. Each loan is secured by a portion of the shares included in the related stock grant but is otherwise nonrecourse to Mr. Franke, is to be repaid on the dates shown below and accrues interest at a rate of 10% per annum if not repaid at maturity.

Under these various loans, the largest aggregate amount of indebtedness outstanding was $2,154,754 on November 30, 1999, and the amount of indebtedness outstanding as of February 29, 2000 was $2,137,434.

Date of	Amount
Loan	of Loan	Due Date	Interest Rate

1994	$470,282	12/31/03	6.51%

1995	$203,136	12/31/03	6.51%

1996	$40,000	12/31/03	6.51%

1996	$644,704	12/31/03	6.51%

1997	$194,072	12/31/03	6.51%

1998	$549,540	12/31/03 and 10/15/04	5.06% (unchanged)

Severance Payment:	Mr. Franke is covered by the Company’s current severance payment policy for executives. See “Compensation Committee Report -- Other Benefits.” The amount of any severance payment made to Mr. Franke under his employment agreement will be automatically deducted from the amount of any payment due under the Company’s severance payment policy for executives.

23.

Certain Transactions

Continental Airlines, Inc.	AWA entered into agreements with Continental, a principal stockholder of the Company, in 1994. Such agreements related to code-sharing arrangements, ground handling operations and other services. AWA paid Continental approximately $31.7 million and received approximately $24.5 million from Continental for such services in 1999.

AerFi Group plc and its U.S. Subsidiaries	John F. Tierney, a director of the Company and a member of the Audit Committee, retired as assistant chief executive and finance director of AerFi Group plc (formerly GPA Group plc), an Irish aircraft leasing concern (“AerFi”) in September 1997. William A. Franke, the Company’s Chairman, President and CEO, is a director and, indirectly, a minority shareholder of AerFi. An affiliate of TPG, a principal stockholder of the Company, purchased a large minority stake in AerFi in November 1998 and has three representatives serving on AerFi’s five-member Board of Directors.

Prior to Mr. Franke joining the Company or the Board of AerFi, AWA entered into various aircraft acquisition and leasing arrangements with AerFi on terms comparable to those obtained from third parties for similar transactions. AWA currently leases four aircraft from AerFi and the rental payments for such leases amounted to $14.8 million for the twelve months ended December 31, 1999. As of December 31, 1999, AWA was obligated to pay approximately $191.8 million under the AerFi leases which expire at various dates through the year 2013.

In June 1997, America West Airlines 1997-1 Pass Through Trusts issued $93.9 million of Pass Through Trust Certificates in connection with the refinancing of four Airbus A320 aircraft. The combined effective interest rate on the financing is 7.41%. The proceeds of the transaction were used to refinance the indebtedness incurred by the owners of the aircraft leased to AWA. Under the arrangements, the financial benefits of the transactions are shared among AWA, the equity investors in leverage leases covering the aircraft and U.S. subsidiaries of AerFi (“AerFi Subs”), the original lessees under the restructured leases. Benefits to AWA include a reduction in rental expense approximating $250,000 per year through 2013.

Also as a result of the refinancing, AerFi, the AerFi Subs and AWA entered into a Put Termination Agreement which terminated arrangements with AerFi pursuant to which AerFi could cause AWA to lease up to four additional aircraft prior to June 30, 1999. Pursuant to the Put Termination Agreement, AWA is obligated to make certain payments to the AerFi Subs. For the year 1999, the payments due to the AerFi Subs under the Put Termination Agreement were $1.9 million. As compared to the payments AWA was obligated to make under the prior subleases, the combined payments by AWA (i) under the Put Termination Agreement to the AerFi Subs and (ii) under the restated leases to the owners of the equipment, represent net savings to AWA of approximately $6.5 million over the remaining 13-year term of the leases.

Atlantic Richfield Company	Ms. Knowles, a director of the Company and a member of the Audit Committee and Special Committee, is Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (“ARCO”). During fiscal 1999, AWA purchased jet fuel from ARCO at an aggregate cost of $2,036,232 for use by the AWA’s aircraft fleet. AWA has not purchased any jet fuel from ARCO since June 1999.

Beringer Wine Estates, Inc.	Mr. Klenz, a director of the Company and a member of the Compensation Committee, has been President and Chief Executive Officer of Beringer Wine Estates, Inc. since November 1997 and was named chairman of the Board of Beringer in August 1997. William A. Franke, the Company’s Chairman, President and CEO, is a director of Beringer. During fiscal 1999, AWA purchased several hundred cases of wine from Beringer at an aggregate cost of $264,550 for use in the AWA’s in-flight beverage and meal services.

America West Community Foundation	In March 1995, the Board of Directors and stockholders of AWA approved the creation of the America West Community Foundation (the “Foundation”) to enhance the Company’s ability to fund charitable and civic activities. The Company granted the Foundation 50,000 shares of its Class B Common Stock in each of 1996, 1998 and 1999. In addition, the Foundation has also received cash contributions from the Company in the amount of $250,000 in each of 1995, 1996, 1997, 1998 and 1999. Four members of the Board of Directors of the Company serve on the six-member Board of Directors of the Foundation,

24.

including Mr. Franke who is also the chairman of the Foundation. The two remaining members of the Board of Directors of the Foundation are executive officers of the Company who hold the positions of Vice President and Controller of AWA and Senior Vice President — Public Affairs of Holdings and AWA. The president of the Foundation is the Senior Vice President — Public Affairs of Holdings and AWA.

Loans to Executive Officers	The Company has made certain loans to Mr. Franke. See “Employment Agreement.”

Indemnity Agreements	The Company has entered into indemnity agreements with Mr. Franke as part of his employment agreement. The Company has also entered into an indemnity agreement with each of the Company’s directors which provides, among other things, that the Company will indemnify such director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such director may be required to pay in actions or proceedings by reason of his or her position as a director of the Company or AWA. Additionally, TLC and Holdings have entered into an indemnity agreement with each of TLC’s directors which provides, among other things, that TLC and Holdings will indemnify such director, under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements such director may be required to pay by reason of his position as a director of TLC.

25.

PROXY	PROXY
AMERICA WEST HOLDINGS CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2000

           The undersigned hereby appoints William A. Franke and Stephen L. Johnson and each of them as proxies, with full power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of America West Holdings Corporation that the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders to be held on May 25, 2000, or at any adjournment or postponement thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED DIRECTORS, YOUR PROXY WILL BE VOTED ACCORDINGLY IF YOU DO NOT STATE OTHERWISE. ANY ADDITIONAL BUSINESS TO PROPERLY COME BEFORE THE MEETING WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON VOTING THE PROXY.

(Continued and to be signed on reverse side.)

AMERICA WEST HOLDINGS CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

1.  Election of Directors —

     Nominees to hold office until the 2003 Annual Meeting:

01-John L. Goolsby, 02-Marie L. Knowles,
03-Gilbert D. Mook, 04-Richard P. Schifter

For All [ ]	Withhold All [ ]	For All Except* [ ]	Please mark the following oval if you plan to attend the Annual Meeting of Stockholders in person. [ ]

*Nominee Exception

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE MEETING.

Dated: , 2000

Signature(s)

Please sign exactly as your name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should add their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

•       FOLD AND DETACH HERE       •

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

FAILURE TO SIGN AND DATE THIS PROXY MAY RESULT IN IT BEING DECLARED INVALID.